UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)  INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statment Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

BOOKS-A-MILLION, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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BOOKS•A•MILLION

April 24, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Books-A-Million, Inc., which will be held at 10:00 a.m. on Thursday, May 21, 2009, at our corporate offices located at 402 Industrial Lane, Birmingham, Alabama 35211. Formal notice of the annual meeting, a proxy statement and a proxy card accompany this letter. Also enclosed is our Annual Report to Stockholders.

The principal business of the meeting will be to (i) elect a class of directors to serve a three-year term expiring in 2012; (ii) ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal year 2010; and (iii) transact such other business as may properly come before the meeting. During the meeting, we will also review the results of the past fiscal year.

Regardless of whether you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the postage-prepaid envelope provided so that your shares will be voted at the meeting. If you decide to attend the meeting, you may, of course, revoke your proxy and personally cast your votes.

                                                                                                        Sincerely yours,

                                                                                                        Clyde B. Anderson

                                                                                                        Chairman and Chief Executive Officer

BOOKS-A-MILLION, INC.

402 INDUSTRIAL LANE

BIRMINGHAM, ALABAMA 35211

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Books-A-Million, Inc. (the “Company”), which will be held at 10:00 a.m. on Thursday, May 21, 2009, at the corporate offices of the Company located at 402 Industrial Lane, Birmingham, Alabama 35211. Directions to attend the annual meeting where you may vote in person can be found on our website: www.booksamillioninc.com. The meeting is called for the following purposes:

(1)	To elect a class of directors for a three-year term expiring in 2012;
(2)	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal year 2010; and
(3)	To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 27, 2009, as the record date for the purpose of determining the stockholders who are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

                                                                                                    By Order of the Board of Directors,

                                                                                                    Clyde B. Anderson

                                                                                                    Chairman and Chief Executive Officer

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD SO THAT YOUR SHARES WILL BE REPRESENTED. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES PERSONALLY IF YOU DESIRE.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 21, 2009: The Company’s Proxy Statement and Annual Report are available at http://www.booksamillioninc.com/report.

PROXY STATEMENT

TABLE OF CONTENTS

                                                                                                                                                                                                             Page

INFORMATION ABOUT THE ANNUAL MEETING	1
SHARES ENTITLED TO VOTE	1
PROPOSAL 1 - ELECTION OF DIRECTORS	2
INFORMATION CONCERNING THE BOARD OF DIRECTORS	3
REPORT OF THE AUDIT COMMITTEE	5
CODE OF BUSINESS CONDUCT AND ETHICS	6
BENEFICIAL OWNERSHIP OF COMMON STOCK	6
COMPENSATION DISCUSSION AND ANALYSIS	10
Compensation Program Objectives	10
No Employment and Severance Agreements	10
Use of Compensation Consultant	10
Elements of Compensation	11
Compensation Policies	14
COMPENSATION COMMITTEE REPORT	16
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	16
TRANSACTIONS WITH RELATED PERSONS	17
EXECUTIVE OFFICER COMPENSATION	19
SUMMARY COMPENSATION TABLE	19
GRANTS OF PLAN-BASED AWARDS IN FISCAL 2009	20
OUTSTANDING EQUITY AWARDS AT FISCAL 2009 YEAR-END	21
OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2009	21
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	22
DIRECTOR COMPENSATION	23
PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	24
OTHER MATTERS	25
SOLICITATION OF PROXIES	25
STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING	25
ANNUAL REPORT	25

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BOOKS-A-MILLION, INC.

402 Industrial Lane

Birmingham, Alabama 35211

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 21, 2009

INFORMATION ABOUT THE ANNUAL MEETING

This Proxy Statement is furnished by and on behalf of the Board of Directors of Books-A-Million, Inc. (the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. on Thursday, May 21, 2009, at the corporate offices of the Company located at 402 Industrial Lane, Birmingham, Alabama 35211, and at any adjournments or postponements thereof (the "Annual Meeting"). This Proxy Statement and the enclosed proxy card will be first mailed on or about April 24, 2009 to the Company's stockholders of record on the close of business on March 27, 2009.

THE BOARD OF DIRECTORS URGES YOU TO COMPLETE, SIGN, DATE AND RETURN THE

ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED.

SHARES ENTITLED TO VOTE

Proxies will be voted as specified by the stockholder or stockholders granting the proxy. Unless contrary instructions are specified, if the enclosed proxy card is executed and returned (and not revoked) prior to the Annual Meeting, the shares of common stock, $.01 par value per share (the "Common Stock"), of the Company represented thereby will be voted FOR the election as directors of the nominees listed in this Proxy Statement and FOR the ratification of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal year 2010. The submission of a signed proxy will not affect a stockholder's right to attend and to vote in person at the Annual Meeting. A stockholder who executes a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company either a written revocation or an executed proxy bearing a later date or by attending and voting in person at the Annual Meeting.

Only holders of record of Common Stock as of the close of business on March 27, 2009 (the "Record Date") will be entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were 15,810,249 shares of Common Stock outstanding. Holders of shares authorized to vote are entitled to cast one vote per share on all matters. The holders of a majority of the shares entitled to vote must be present or represented by proxy at the Annual Meeting to constitute a quorum. Shares as to which authority to vote is withheld and abstentions are counted in determining whether a quorum exists.

Under Delaware law and the Company's by-laws, directors are elected by the affirmative vote, in person or by proxy, of a plurality of the shares entitled to vote in the election at a meeting at which a quorum is present. Only votes actually cast will be counted for the purpose of determining whether a particular nominee received more votes than the persons, if any, nominated for the same seat on the Board of Directors. The ratification of the appointment of the Company’s independent registered public accounting firm requires for adoption the affirmative vote of the holders of a majority of shares of Common Stock present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting.

Abstentions, votes withheld and, unless a broker's authority to vote on a particular matter is limited, shares held in street name that are not voted, are counted in determining the votes present at a meeting and entitled to vote, such as for quorum purposes. Abstentions will be counted as present for purposes of determining the existence of a quorum but will be counted as not voting on any proposal brought before the Annual Meeting. Since the election of directors (Proposal 1) is determined by a plurality of the votes cast at the Annual Meeting, abstentions will not affect the outcome of this matter. An abstention as to the ratification of the appointment of the independent registered public accounting firm (Proposal 2) will have the same effect as voting against the proposal. However, a share that is held in street name that is not voted because the broker's authority to vote on that matter is limited and the broker did not receive direction on how to vote the share on that matter from the beneficial owner (a "broker non-vote") is not considered entitled to

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vote and is thus not calculated as a vote cast at a meeting (either for or against the proposal). Accordingly, broker non-votes, if any, will not have an effect on the approval of Proposal 1 or 2.

With respect to any other matters that may come before the Annual Meeting, if proxies are executed and returned, such proxies will be voted in a manner deemed by the proxy representatives named therein to be in the best interests of the Company and its stockholders.

PROPOSAL 1 - ELECTION OF DIRECTORS

The Board of Directors of the Company is divided into three classes of directors serving staggered terms of office. Upon the expiration of the term of office of a class of directors, the nominees for that class are elected for a term of three years to serve until the election and qualification of their successors. The current terms of Clyde B. Anderson and Ronald G. Bruno expire upon the election and qualification of the directors to be elected at this Annual Meeting. The Board of Directors has nominated Mr. Anderson and Mr. Bruno for re-election to the Board of Directors at the Annual Meeting, to serve until the 2012 annual meeting of stockholders and until their successors are duly elected and qualified.

All shares represented by properly executed proxies received in response to this solicitation will be voted for the election of the directors as specified therein by the stockholders. Unless otherwise specified in the proxy, it is the intention of the persons named on the enclosed proxy card to vote FOR the election of Mr. Anderson and Mr. Bruno to the Board of Directors. Mr. Anderson and Mr. Bruno have consented to serve as directors of the Company if elected. If at the time of the Annual Meeting, Mr. Anderson or Mr. Bruno are unable or decline to serve as a director, the discretionary authority provided in the enclosed proxy card will be exercised to vote for a substitute candidate designated by the Board of Directors. The Board of Directors has no reason to believe that Mr. Anderson or Mr. Bruno will be unable or will decline to serve as a director.

Stockholders may withhold their votes from a nominee by so indicating in the space provided on the enclosed proxy card.

Set forth below is certain information furnished to the Company by Mr. Anderson and Mr. Bruno and by each of the incumbent directors whose terms will continue following the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE

FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED ABOVE.

NOMINEES FOR ELECTION - TERM TO EXPIRE IN 2012

CLYDE B. ANDERSON

Age: 48

Clyde B. Anderson has served as the Chairman and Chief Executive Officer of the Company since March 2009. Mr. Anderson was re-elected to the position of Chief Executive Officer upon the resignation of Sandra B. Cochran from that position in March 2009. He served as the Executive Chairman of the Board of Directors from February 2004 to March 2009. He has served as a director of the Company since August 1987. Mr. Anderson has served as the Chairman of the Board of Directors since January 2000 and also served as the Chief Executive Officer of the Company from July 1992 until February 2004. Mr. Anderson also served as the President of the Company from November 1987 to August 1999. From November 1987 to March 1994, Mr. Anderson served as the Company's Chief Operating Officer. Mr. Anderson served on the Board of Directors of Hibbett Sports, Inc., a sporting goods retailer, from 1987 to June 2008. Mr. Anderson is the brother of Terry C. Anderson, a member of the Company's Board of Directors. Mr. Anderson is not an independent director.

RONALD G. BRUNO

Age: 57

Ronald G. Bruno has served as the President of Bruno Capital Management Corporation, an investment company, since September 1995 and has served as a director of the Company since September 1992. Formerly, Mr. Bruno served as the Chairman and Chief Executive Officer of Bruno's Supermarkets, Inc., a supermarket retailing chain. Mr. Bruno has been determined to be independent by the Board as defined by the listing standards of The NASDAQ Stock Market, Inc. (“NASDAQ”).

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INCUMBENT DIRECTORS - TERM EXPIRING 2010

J. BARRY MASON

Age: 68

J. Barry Mason has served as a director of the Company since April 1998. Dr. Mason has held the positions of Dean and Thomas D. Russell Professor of Business Administration at the Culverhouse College of Commerce, The University of Alabama, since 1988. Dr. Mason also served as the Interim President of The University of Alabama during 2002 and 2003. Dr. Mason has been determined to be independent by the Board as defined by NASDAQ listing standards.

WILLIAM H. ROGERS, JR.

Age: 51

William H. Rogers, Jr. has served as a director of the Company since November 2000. Mr. Rogers serves as President of SunTrust Banks, Inc., a position he has held since December 2008. In this role, he has responsibility for SunTrust’s geographic banking organization; the Retail, Commercial (including Treasury & Payments Solutions), Commercial Real Estate, Mortgage, and Wealth & Investment Management lines of business; and Corporate Marketing. Prior to being appointed President of SunTrust Banks, Inc. he served as Corporate-Executive Vice President and has held other positions with SunTrust since 1980. Mr. Rogers has been determined to be independent by the Board as defined by NASDAQ listing standards.

INCUMBENT DIRECTORS - TERM EXPIRING 2011

TERRY C. ANDERSON

Age: 51

Terry C. Anderson has served as a director of the Company since April 1998. Mr. Anderson serves as the President and Chief Executive Officer of American Promotional Events, Inc., an importer and wholesaler of pyrotechnics, a position he has held since July 1988. Mr. Anderson is the brother of Clyde B. Anderson, the Executive Chairman of the Company's Board of Directors. Mr. Anderson is not an independent director.

ALBERT C. JOHNSON

Age: 64

Albert C. Johnson has served as director of the Company since August 2005. Mr. Johnson is an independent financial consultant and a retired CPA. He retired from Arthur Andersen LLP in 1994 after a 30-year career. Mr. Johnson most recently served as Senior Vice President and Chief Financial Officer of Dunn Investment Company from 1994 to 1998. Mr. Johnson has served as a director of Hibbett Sports, Inc., a sporting goods retailer, since March 2008. He also is a director of Regions Morgan Keegan Mutual Funds. Mr. Johnson has been determined to be independent by the Board as defined by NASDAQ listing standards.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

The Company's Board of Directors held nine meetings during the Company's fiscal year ended January 31, 2009 ("fiscal 2009"). The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each director attended at least 75% of the meetings of the Board and the committees of the Board on which he or she served. Directors are encouraged to attend annual meetings of Books-A-Million stockholders. Six of the Company’s seven directors were present at the last annual meeting of stockholders.

Board Independence. NASDAQ listing standards require that the Company have a majority of independent directors. The Board of Directors currently has six members, four of whom have been determined to be independent within the meaning of NASDAQ listing standards.Each year the Board makes a determination as to the independence of each Board member. During its determination of the independence of directors, the Board of Directors specifically considered relationships between the Company and its affiliates and each director and his or her immediate family and affiliated entities. The Board of Directors specifically considered the commercial lending/banking and 401(k) Plan relationship of SunTrust Banks, Inc. (“SunTrust”), of which Mr. Rogers serves as President, and the Company. Total

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payments from the Company to SunTrust under these arrangements on a combined basis have been less than 1% of annual revenues of SunTrust in each of the past three annual periods. The Board also specifically considered the lease payments under a real estate sublease made by Hibbett Sports, Inc. (“Hibbett”), of which Mr. Johnson serves as a director, to the Company. Total payments to the Company from Hibbett under the lease have been less than 1% of annual revenues of the Company in each of the past three annual periods. Additionally, the Board specifically considered certain charitable contributions made by certain affiliates of the Company during 2007 to the College of Commerce and Business Administration of the University of Alabama, of which college Dr. Mason serves as Dean. The total amount of these contributions represented less than 1% of the annual revenues of the University of Alabama during the 2007 annual period. Based on this review, the Board concluded that these relationships do not interfere with Mr. Rogers’s, Mr. Johnson’s or Dr. Mason’s independent judgment in carrying out the responsibilities of a director.

Committees of the Board of Directors. The Audit Committee consists of Messrs. Albert C. Johnson, Chairman of the Committee, J. Barry Mason and William H. Rogers, Jr. The responsibilities of the Audit Committee include, in addition to such other duties as the Board may specify, appointing the Company’s independent auditors, reviewing with the independent auditors the scope and results of the audit engagement, reviewing and approving related party activity, reviewing the Company's financial policies and internal control procedures and reviewing and approving the performance of all non-audit services by the Company's auditors. The Audit Committee held four meetings in fiscal 2009.

The Board of Directors has determined that all of the members of the Audit Committee are independent directors, as defined by the Company’s Audit Committee Charter, NASDAQ’s listing standards and the Securities and Exchange Commission’s rules. The Audit Committee acts under a written charter first adopted in 1992 and last reviewed and approved on August 21, 2008. The Audit Committee Charter is also available free of charge on the Company's website at www.booksamillioninc.com. The Board of Directors has determined that Mr. Albert C. Johnson is qualified as an audit committee financial expert under Securities and Exchange Commission rules. Mr. Johnson's business experience and description of positions are summarized in the section "Nominees for Election - Term Expiring 2011" on page 3 of this Proxy Statement.

The Compensation Committee consists of Messrs. William H. Rogers, Jr., Chairman of the Committee, J. Barry Mason and Ronald G. Bruno. The responsibilities of the Compensation Committee include, in addition to such other duties as the Board may specify, establishing salaries, bonuses and other compensation for the Company's executive officers and administering the Employee Stock Purchase Plan, the 2005 Incentive Award Plan, the Executive Deferred Compensation Plan and the Director's Deferred Compensation Plan. The Compensation Committee held two meetings in fiscal 2009. The Board of Directors has determined that the members of the Compensation Committee are independent directors, as defined by NASDAQ listing standards. The Compensation Committee acts under a written charter adopted in 2007 and last reviewed and approved on November 21, 2008. The Compensation Committee charter is available free of charge on the Company's website at www.booksamillioninc.com.

The Nominating and Corporate Governance Committee consists of Messrs. Ronald G. Bruno, Chairman of the Committee, J. Barry Mason and William H. Rogers, Jr. The responsibilities of the Nominating and Corporate Governance Committee include, in addition to such other duties as the Board may specify, developing and reviewing background information for candidates for the Board of Directors, and making recommendations to the Board regarding such candidates. The Nominating and Corporate Governance Committee also has the responsibility to review the corporate governance of the Company and recommend changes to the Board, and to review and evaluate the performance of each director on the Company’s Board of Directors. The Nominating and Corporate Governance Committee held two meetings in fiscal 2009.

The Board of Directors has determined that the members of the Nominating and Corporate Governance Committee are independent directors, as defined by the Nominating and Corporate Governance Committee Charter and the NASDAQ listing standards. The Nominating and Corporate Governance Committee acts under a written charter first adopted in 2004 and last reviewed and approved on August 21, 2008. The Nominating and Corporate Governance Committee charter is available free of charge on the Company's website at www.booksamillioninc.com.

Identifying and Evaluating Nominees for Directors. The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and

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Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year.

The Nominating and Corporate Governance Committee will consider suggestions from stockholders for nominees for election as directors. The by-laws of the Company provide that any stockholder entitled to vote on the election of directors at a meeting called for such purpose may nominate persons for election to the Board by following the procedures set forth in the section of the by-laws titled "Notice of Stockholder Nominees." Stockholders who wish to submit a proposed nominee to the Nominating and Corporate Governance Committee should send written notice to Mr. Ronald G. Bruno, Nominating and Corporate Governance Committee Chairman, Books-A-Million, Inc., 402 Industrial Lane, Birmingham, Alabama 35211.

Such notice should set forth all information relating to such nominee as is required to be disclosed in solicitations of proxies for elections of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person's written consent to being named in the Proxy Statement as a nominee and to serve as a director if elected, the name and address of such stockholder or beneficial owner on whose behalf the proposed nomination is being made, and the class and number of shares of the Company owned beneficially and of record by such stockholder or beneficial owner. The Nominating and Corporate Governance Committee will consider nominees suggested by stockholders on the same terms as nominees provided by search firms or other parties. The Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and believes that nominees for election to the Board must possess certain minimum qualifications and attributes. The nominee: 1) must exhibit strong personal integrity, character and ethics, and a commitment to ethical business and accounting practices, 2) must not be involved in on-going litigation with the Company or be employed by an entity which is engaged in such litigation, and 3) must not be the subject of any on-going criminal investigations, including investigations for fraud or financial misconduct.

Communication with Directors. Individuals may communicate with the Board by submitting the communication to the Company's executive offices at 402 Industrial Lane, Birmingham, Alabama 35211. The communication should be directed to: Internal Auditor. The Company's Internal Auditor reports directly to the Audit Committee of the Board of Directors, and will immediately communicate the information to the Audit Committee and / or all members of the Board.

REPORT OF THE AUDIT COMMITTEE

The members of the Audit Committee are Messrs. Albert C. Johnson (Chairman), J. Barry Mason and William H. Rogers, Jr. The Board has determined that Mr. Johnson is an audit committee financial expert as defined by the Securities and Exchange Commission.

The primary function of the Audit Committee is to provide advice with respect to the Company's financial matters and to assist the Board of Directors in fulfilling its oversight responsibilities regarding (i) the quality and integrity of the Company's financial statements, (ii) the Company's compliance with legal and regulatory requirements, (iii) the qualifications and independence of the independent registered public accounting firm serving as auditors of the Company and (iv) the performance of the Company's internal audit function and the independent registered public accounting firm.

Management is responsible for the Company's internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with U.S. generally accepted auditing standards and internal control over financial reporting and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes. It is not the duty of the Audit Committee to conduct auditing or accounting review procedures.

The Audit Committee held four meetings during fiscal 2009, including regular meetings in conjunction with the close of each fiscal quarter during which the Audit Committee reviewed and discussed the Company's financial statements with management and Grant Thornton LLP, its independent registered public accounting firm.

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The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended January 31, 2009 with the Company's management, and management represented to the Audit Committee that the Company's financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee has discussed with Grant Thornton LLP matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Grant Thornton LLP its independence from the Company. It considered the non-audit services provided by Grant Thornton LLP and determined that the services provided are compatible with maintaining Grant Thornton LLP's independence. The Audit Committee approved all services provided by Grant Thornton LLP for the fiscal year ended January 31, 2009. The total fees paid to Grant Thornton LLP for the fiscal year 2009 is described on page 24 under "Auditor Fees and Services."

Based on the Audit Committee's discussions with management and the independent registered public accounting firm, and the Audit Committee's review of the audited financial statements and the written disclosures and letter from the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2009 for filing with the Securities and Exchange Commission.

By the Audit Committee of the Board of Directors:

Albert C. Johnson, Chairman

J. Barry Mason

William H. Rogers, Jr.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company has adopted a Code of Business Conduct and Ethics for all directors, officers (including the Company's principal executive officer, principal financial officer and controller) and employees. The Company's Code of Business Conduct and Ethics is available free of charge on the Company's website at www.booksamillioninc.com. Stockholders may also request a free copy of the Code of Business Conduct and Ethics by writing to the attention of Investor Relations at the Company's executive offices at 402 Industrial Lane, Birmingham, Alabama 35211.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information concerning the beneficial ownership of Common Stock of the Company of (i) those persons known by management of the Company to own beneficially more than 5% of the Company’s outstanding Common Stock, (ii) the directors of the Company, (iii) the executive officers named in the Summary Compensation Table on page 19 and (iv) all current directors and executive officers as a group. Such information is provided as of March 27, 2009. The outstanding Common Stock of the Company on March 27, 2009 was 15,810,249 shares. According to rules adopted by the SEC, a person is the “beneficial owner” of securities if he or she has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant, right of conversion of a security or otherwise. Except as otherwise noted, the indicated owners have sole voting and investment power with respect to shares beneficially owned. An asterisk in any of the below columns indicates a number amounting to less than 1% percent of the outstanding Common Stock. Unless otherwise indicated, the address for the following stockholders is c/o Books-A-Million, Inc., 402Industrial Lane, Birmingham, Alabama 35211.

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REPORTING PERSON	NUMBER OF SHARES BENEFICIALLY OWNED	PERCENTAGE OF OUTSTANDING SHARES	REGISTERED SHARES(1)	PERCENTAGE OF OUTSTANDING SHARES
Anderson BAMM Holdings, LLC(2)	8,347,212(3)	52.8%	1,533,302(4)	9.7%
Charles C. Anderson(5)	8,347,212(3)	52.8%	2,164,076(6)	13.7%
Hilda B. Anderson(7)	8,347,212(3)	52.8%	14,111	*
Joel R. Anderson(8)	8,347,212(3)	52.8%	1,614,874(9)	10.2%
Charles C. Anderson, Jr.(10)	8,347,212(3)	52.8%	273,284	1.7%
Charles C. Anderson, III(11)	8,347,212(3)	52.8%	23,794	*
Terrence C. Anderson(12)	8,347,212(3)	52.8%	374,741(13)	2.4%
Clyde B. Anderson	8,347,212(3)	52.8%	1,589,819(14)	10.1%
Harold M. Anderson(15)	8,347,212(3)	52.8%	377,197	2.4%
Kayrita M. Anderson(16)	8,347,212(3)	52.8%	20,611	*
Hayley Anderson Milam(17)	8,347,212(3)	52.8%	25,380	*
Sandra B. Cochran(18)(19)	8,347,212(3)	52.8%	34,451	*
Ashley Anderson Billingsley(20)(21)	8,347,212(3)	52.8%	84,000	*
The Ashley Anderson Trust(21)(22)	8,347,212(3)	52.8%	84,000	*
Irrevocable Trust of Charles C. Anderson, Jr. FBO Lauren Artis Anderson(23)	8,347,212(3)	52.8%	25,380	*
Olivia Barbour Anderson 1995 Trust(24)	8,347,212(3)	52.8%	1,200	*
Alexandra Ruth Anderson Irrevocable Trust(25)	8,347,212(3)	52.8%	1,200	*
First Anderson Grandchildren’s Trust FBO Charles C. Anderson, III(26)	8,347,212(3)	52.8%	11,224	*
First Anderson Grandchildren’s Trust FBO Hayley E. Anderson(27)	8,347,212(3)	52.8%	11,224	*
First Anderson Grandchildren’s Trust FBO Lauren A. Anderson(26)	8,347,212(3)	52.8%	11,224	*
Second Anderson Grandchildren’s Trust FBO Alexandra R. Anderson(26)	8,347,212(3)	52.8%	11,224	*
Third Anderson Grandchildren’s Trust FBO Taylor C. Anderson(26)	8,347,212(3)	52.8%	11,224	*
Fourth Anderson Grandchildren’s Trust FBO Carson C. Anderson(26)	8,347,212(3)	52.8%	11,224	*
Fifth Anderson Grandchildren’s Trust FBO Harold M. Anderson(26)	8,347,212(3)	52.8%	11,224	*
Sixth Anderson Grandchildren’s Trust FBO Bentley B. Anderson(26)	8,347,212(3)	52.8%	11,224	*
The Charles C. Anderson Family Foundation(27)	8,347,212(3)	52.8%	83,000	*
The Joel R. Anderson Family Foundation(27)	8,347,212(3)	52.8%	83,000	*
The Clyde B. Anderson Family Foundation(27)	8,347,212(3)	52.8%	46,000	*
Terrance G. Finley	130,794(28)	*	130,794(28)	*
Ronald G. Bruno	80,500(29)	*	80,500(29)	*
Douglas G. Markham	135,945(30)	*	135,945(30)	*
William H. Rogers, Jr.	39,090(31)	*	39,090(31)	*
J. Barry Mason	27,500(32)	*	27,500(32)	*
Albert C. Johnson	15,833(33)	*	15,833(33)	*
Brian W. White	19,847(34)	*	19,847(34)	*
All current directors and executive officers as a group (9 persons)(35)	8,796,721	55.6%	2,414,069	15.3%

(1)

“Registered Shares” includes only those shares as to which the reporting person claims beneficial ownership, as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), notwithstanding the reporting person’s inclusion in the “group” described in footnote (3) below.

(2)

Anderson BAMM Holdings, LLC (“ABH”) is an investment company with its business address at 201 South Court Street, Suite 601, Florence, Alabama 35630. ABH, a limited liability company organized under the laws of the State of Delaware, is managed by a board of directors, which has the ultimate voting and investment control over the shares of the Company’s common stock contributed to ABH by its members. The current board of directors of ABH consists of Charles C. Anderson, Joel R. Anderson, Charles C. Anderson, Jr., Terry C. Anderson, Clyde B. Anderson and Sandra B. Cochran. Harold M. Anderson has the right to nominate and elect himself to the board at any time at which he owns a membership interest in ABH. Otherwise, the directors are elected by the members of ABH at its annual meeting.

(3)

8,347,212 shares may be deemed to be beneficially held as a “group” as such term is defined in Section 13(d)(3) of the Exchange Act. Each of these persons and entities has filed a joint Schedule 13D with the Securities and Exchange Commission to acknowledge that they collectively may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act. Members of the group, each of whom or

7

which is designated by this footnote (3), do not have the power to vote or invest or dispose of, or the power to direct the vote or investment or disposition of, any Common Stock of the Company held by any other person or entity outside of this group, including, without limitation, any other person or entity who or which may be deemed to be a member of such group, unless otherwise indicated in the footnote description for the group member. Accordingly, members of the group disclaim beneficial ownership of any securities of the Company held by any other person or entity, including, without limitation, any other person or entity who or which may be deemed to be a member of such group, and this Proxy Statement shall not be deemed an admission that the reporting person is the beneficial owner of such securities, unless otherwise indicated in the footnote description for the group member.

(4)

Anderson BAMM Holdings, LLC issued membership interests to certain of the beneficial owners of the Company’s Common Stock in exchange for shares of Common Stock of the Company held by such persons, as specified in the Limited Liability Company Agreement of Anderson BAMM Holdings, LLC, attached as Exhibit 2 to the Schedule 13D filed with the Securities and Exchange Commission on April 9, 2007, as amended by Amendment No. 2 to Schedule 13D filed with the Securities and Exchange Commission on February 19, 2008, Amendment No. 3 to Schedule 13D filed with the Securities and Exchange Commission on September 5, 2008 and Amendment No. 4 to Schedule 13D filed with Securities and Exchange Commission on March 9, 2009.

(5)	The business address of Mr. Charles C. Anderson is 202 North Court Street, Florence, Alabama 35630. Charles C. Anderson served on the Company’s Board of Directors until June 3, 2004.
(6)

Includes 83,000 shares held by The Charles C. Anderson Family Foundation. Charles C. Anderson is the Chairman of the Board of Directors of the foundation and has sole voting and dispositive power over these shares.

(7)	The business address of Mrs. Hilda B. Anderson is c/o Abroms & Associates, 201 South Court Street, Suite 610, Florence, Alabama 35630.
(8)	The business address of Mr. Joel R. Anderson is 202 North Court Street, Florence, Alabama 35630. Joel R. Anderson does not serve as an officer or director of the Company.
(9)

Includes 83,000 shares held by The Joel R. Anderson Family Foundation. Joel R. Anderson is the Chairman of the Board of Directors of the foundation and has sole voting and dispositive power over these shares.

(10)	The business address of Mr. Charles C. Anderson, Jr. is 6016 Brookvale Lane, Suite 151, Knoxville, Tennessee 37919.
(11)	The business address of Mr. Charles C. Anderson, III is 5/F Lippon Leighton Tower, 103-109 Leighton Road, Causeway Bay, Hong Kong.
(12)	The business address of Mr. Terrence C. Anderson is 4511 Helton Drive, Florence, Alabama 35630.
(13)

Includes 6,502 shares of restricted stock, 833 shares of which vest within sixty (60) days of March 27, 2009. Terrance C. Anderson currently has the power to vote all of the shares of restricted stock.

(14)

Includes 46,000 shares held by The Clyde B. Anderson Family Foundation. Clyde B. Anderson is the Chairman of the Board of Directors of the foundation and has sole voting and dispositive power over these shares. Also includes 164,503 shares of restricted stock, none of which vest within sixty (60) days of March 27, 2009. Clyde B. Anderson currently has the power to vote all of the shares of restricted stock.

(15)	The business address of Mr. Harold M. Anderson is 3101 Clairmont Road, Suite C, Atlanta, Georgia 30329.
(16)	The business address of Mrs. Kayrita M. Anderson is 3101 Clairmont Road, Suite C, Atlanta, Georgia 30329.
(17)	The business address of Ms. Hayley Anderson Milam is 202 North Court Street, Florence, Alabama 35630.
(18)	The business address of Ms. Sandra B. Cochran is 307 Hartmann Drive, Lebanon, Tennessee 37087.
(19)	Ms. Cochran resigned from her positions as President and Chief Executive Officer and as a director of the Company on March 11, 2009.
(20)	The business address of Ms. Ashley Anderson Billingsley is 202 North Court Street, Florence, Alabama 35630.
(21)	The shares over which Ashley Anderson Billingsley has shared voting power and shared dispositive power are held of record by The Ashley Anderson Trust.
(22)

The trustee of the Ashley Anderson Trust is CitiCorp Trust South Dakota, and the co-trustee of such Trust Reporting Person is Ashley Anderson Billingsley. The business address of the Ashley Anderson Trust, and of Ashley Anderson Billingsley as co-trustee, is c/o Abroms & Associates, 201 South Court Street, Suite 610, Florence, Alabama 35630. The business address of CitiCorp Trust South Dakota is 1300 West 57th Street, Suite G100, Sioux Falls, South Dakota 57108.

(23)

The trustee of the Irrevocable Trust of Charles C. Anderson, Jr. FBO Lauren Artis Anderson is Carl M. Boley. The business address of the Irrevocable Trust of Charles C. Anderson, Jr. FBO Lauren Artis Anderson is c/o Abroms & Associates, 201 South Court Street, Suite 610, Florence, Alabama 35630. The business address of Carl M. Boley is 6016 Brookvale Lane, Suite 151, Knoxville, Tennessee 37919.

(24)

The business address of the Olivia Barbour Anderson 1995 Trust, and for Lisa S. Anderson as trustee of such trust, is c/o Abroms & Associates, 201 South Court Street, Suite 610, Florence, Alabama 35630.

(25)

The business address of the Alexandra Ruth Anderson Irrevocable Trust, and for Lisa S. Anderson as trustee of such trust, is c/o Abroms & Associates, 201 South Court Street, Suite 610, Florence, Alabama 35630.

(26)

The trustee for the (i) First Anderson Grandchildren’s Trust FBO Charles C. Anderson III, (ii) First Anderson Grandchildren’s Trust FBO Hayley E. Anderson, (iii) First Anderson Grandchildren’s Trust FBO Lauren A. Anderson, (iv) Second Anderson Grandchildren’s Trust FBO Alexandra R. Anderson, (v) Third Anderson Grandchildren’s Trust FBO Taylor C. Anderson, (vi) Fourth Anderson Grandchildren’s Trust FBO Carson C. Anderson, (vii) Fifth Anderson Grandchildren’s Trust FBO Harold M. Anderson and (viii) Sixth Anderson Grandchildren’s Trust FBO Bentley B. Anderson, in each case, is SunTrust Bank Alabama. The business address of each trust is c/o Abroms & Associates, 201 South Court Street, Suite 610, Florence, Alabama 35630. The business address of SunTrust Bank Alabama is 201 South Court Street, Florence, Alabama 35630.

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(27)

The business address of (i) The Charles C. Anderson Family Foundation, (ii) The Joel R. Anderson Family Foundation and (iii) The Clyde B. Anderson Family Foundation is, in each case, c/o Abroms & Associates, 201 South Court Street, Suite 610, Florence, Alabama 35630.

(28)	Includes 89,335 shares of restricted stock. Mr. Finley currently has the power to vote all of the shares of restricted stock.
(29)	Includes 6,502 shares of restricted stock, 833 shares of which vest within sixty (60) days of March 27, 2009. Mr. Bruno currently has the power to vote all of the shares of restricted stock.
(30)

Includes 80,335 shares of restricted stock. Mr. Markham currently has the power to vote all of the shares of restricted stock. Also includes 10,000 shares held in an IRA account of Mr. Markham’s spouse.

(31)

Includes 12,000 shares subject to options that are currently exercisable. Also includes 6,502 shares of restricted stock, 833 shares of which vest within sixty (60) days of March 27, 2009. Mr. Rogers currently has the power to vote all of the shares of restricted stock.

(32)	Includes 6,502 shares of restricted stock, 833 shares of which vest within sixty (60) days of March 27, 2009. Dr. Mason currently has the power to vote all of the shares of restricted stock.
(33)	Includes 5,834 shares of restricted stock, 833 shares of which vest within sixty (60) days of March 27, 2009. Mr. Johnson currently has the power to vote all of the shares of restricted stock.
(34)	Includes 19,521 shares of restricted stock. Mr. White currently has the power to vote all of the shares of restricted stock.
(35)	Includes 12,000 shares subject to options that are currently exercisable. Also includes 385,536 shares of restricted stock, which the individuals included currently have the power to vote.

Compliance with Section 16(a) of the Securities Exchange Act of 1934. Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who own beneficially more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission (the "SEC") and NASDAQ. Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all such forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, its directors, executive officers and greater than 10% stockholders complied during fiscal 2009with all applicable Section 16(a) filing requirements, except that Mr. White filed his initial Form 3 late.

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COMPENSATION DISCUSSION AND ANALYSIS

Pursuant to Securities and Exchange Commission rules for proxy statement disclosure of executive compensation, the Company has prepared the followingCompensation Discussion and Analysis (“CD&A”). The CD&A addresses the objectives and implementation of the Company’s executive compensation programs and focuses on the policies and decisions behind the programs. In addition, the Company intends that the CD&Aclearly describe the current executive compensation program of the Company, including the underlying philosophy of the program and the specific performance criteria on which executive compensation is based.

Compensation Program Objectives

The Company's executive compensation policy is designed to provide levels of compensation that integrate compensation with the Company's annual and long-term performance goals and reward above-average corporate performance, thereby allowing the Company to attract and retain qualified executives. Specifically, the Company's executive compensation policy is intended to:

•	Provide compensation levels that reflect the competitive marketplace so that the Company can attract, retain and motivate the most talented executives;
•	Provide compensation levels that are consistent with the Company's business plan, financial objectives and operating performance;
•	Reward performance that facilitates the achievement of specific results and goals in furtherance of the Company's business plan;
•	Motivate executives to make greater personal contributions to the performance of the Company helping it to achieve its strategic operating objectives; and
•

Provide proper motivation for enhancing stockholder value by providing long-term incentive compensation, in the form of shares of restricted stock, in order to align the interests of executives with those of stockholders and the long-term interest of the Company.

The compensation program is designed to reward officers for above average year-over-year Company and personal performance, the development of long term growth strategies, as well as longevity with the Company.

In light of the Company's compensation policy, the components of its executive compensation program for fiscal 2009 were base salaries, cash bonuses and restricted stock awards.

The Company believes that each of the elements of compensation are competitive and consistent with current market expectations for leaders with an organization of our size and in our industry.

No Employment and Severance Agreements

Our named executive officers do not have employment, severance or change-in-control agreements. Our named executive officers serve at the will of the Board, which enables the Company to terminate their employment with discretion as to the terms of any severance agreement. This is consistent with the Company’s employment and compensation philosophy.

Use of Compensation Consultant

To assist the Compensation Committee in setting fiscal 2009 and fiscal 2010 compensation for the executive officers and certain other officers of the Company, the Compensation Committee retained and consulted with Mercer Human Resources of Atlanta, Georgia. Mercer had been engaged by the Committee for several years prior to fiscal 2009 and had assisted the Compensation Committee in structuring the Company’s overall executive compensation program. Mercer advised the Committee regarding “best practices” in executive compensation and analyzed the Company’s competitive position and the levels of compensation for the three components of the Company’s executive compensation program, including base salaries, bonuses and long-term incentives, such as restricted stock awards. Mercer also advised the Committee with respect to specific executive compensation decisions.

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Mercer provided a report to the Compensation Committee in March 2008 that compared the compensation of the named executive officers with the compensation of executive officers of comparable responsibility levels at comparably sized retailers. The Compensation Committee used the data compiled by Mercer in evaluating the competitiveness of the fiscal 2008 compensation packages set for the Company’s executive officers and in establishing their fiscal 2009 compensation packages. The comparable companies reviewed by Mercer and included in this report were as follows:

Tween Brands, Inc.	Big 5 Sporting Good Corporation	Gymboree Corporation
Conn’s Inc.	Hot Topic, Inc.	Charlotte Russe Holding, Inc.
Restoration Hardware, Inc.	Shoe Carnival, Inc.	Christopher & Banks Corporation
A. C. Moor Arts & Crafts, Inc.	Rex Stores Corporation	Casual Male Retail Group, Inc
Hibbett Sports, Inc.	Lumber Liquidators, Inc.	Cache, Inc.

                                                                                                     Build-A-Bear Workshop, Inc.

Mercer provided an update of its March 2008 report to the Compensation Committee prior to the Committee’s March 19, 2009 meeting. The Compensation Committee used the data compiled by Mercer to assist it in establishing the fiscal 2010 compensation packages for the Company’s executive officers.

Elements of Compensation

Base Salary. Each executive officer's base salary is based upon a number of factors, including the responsibilities borne by the executive officer, his or her performance and his or her length of service to the Company. Each executive officer's base salary is reviewed annually and generally adjusted to account for inflation, the Company's financial performance, any change in the executive officer's responsibilities and the executive officer's overall performance. Factors considered in evaluating performance include financial results such as increases in sales, net income before taxes and earnings per share, as well as non-financial measures such as improvements in service and relationships with customers, suppliers and employees, employee safety and leadership and management development. These non-financial measures are subjective in nature. No particular weight is given by the Compensation Committee to any particular factor. Based on these considerations, the Compensation Committee established the fiscal 2009 base salaries for each of the named executive officers at its March 26, 2008 meeting. The base salaries of the named executive officers for the 2009 fiscal year are set forth in the Summary Compensation Table on page 19. Also based on these considerations, the Compensation Committee, at its March 26, 2009 meeting, concluded that for fiscal year 2010, a base salary of $425,000 was appropriate for Mr. Anderson, a base salary of $315,000 was appropriate for Mr. Finley, a base salary of $250,000 was appropriate for Mr. Markham, and a base salary at an annual rate of $180,000 was appropriate for Mr. White (while serving in the Interim CFO role). Mr. Anderson’s base salary was increased because of his additional duties as Chief Executive Officer of the Company due to his appointment to that office in March 2009. Mr. Markham’s base salary is being reduced during fiscal 2010 because he is also receiving military pay during his deployment with the U.S. Navy Reserves.

Cash Bonuses. Generally, the Company establishes a cash bonus program at the beginning of each fiscal year in connection with the preparation of the Company's annual operating budget for such year. The bonus program is structured pursuant to the terms of the Company’s 2005 Incentive Award Plan. Under this bonus program, an executive officer is eligible to receive a bonus partially based upon the Company achieving certain pre-tax income goals established by the Compensation Committee of the Board of Directors. The other portion of bonus can be earned by the executive officer accomplishing certain individual performance goals such as return on equity, return on assets, new store openings and other goals related to his or her job functions. The actual amount of the cash bonus to be paid is determined by reference to the level of achievement with respect to the preset goals. For fiscal 2009, the Compensation Committee established a target bonus amount, expressed as a percentage of each executive officer’s base salary. For fiscal 2009, the target bonus percentages (as a percentage of base salary) were established as follows: Ms. Cochran – 100%, Mr. Anderson – 85%, Mr. Finley – 85%, Mr. Markham – 75% and Mr. White – 50% (75% during Interim CFO term). The actual bonus that could be earned would vary based on a comparison of actual performance against the pre-established performance criteria, and could reach a maximum bonus amount of 200% of the target bonus. For fiscal 2009, the portion of bonus attributable to an executive officer’s individual performance goals was 20% of salary, while the portion of bonus attributable to pre-tax income goals was 80% of salary. The portion of bonus attributable to pre-tax income that could be earned was based on a sliding scale ranging from 80% to 130% of the targeted pre-tax income goal of the Company. For example, an executive officer would earn 87% of his or her bonus potential attributable to pre-tax

11

income if the Company achieved 100% of its pre-tax income goal. No bonuses would be earned if less than 80% of the pre-tax income goal was achieved, and 200% of the target bonus would be earned if 130% or greater of the pre-tax income goal was achieved. During fiscal 2009, the Company did not achieve 80% of its pre-tax income goal of $27,083,981, resulting in the executive officers receiving no bonus amounts relating to the pre-tax income component of the 2009 cash bonus program.

The following table provides the computation of the cash bonus amounts paid to the executive officers relating to fiscal year 2009 based on the results of the pre-tax income of the Company and personal goal achievements, as compared to the targeted goals set by the Compensation Committee for fiscal year 2009:

Name	Bonus Attributable to Pre-Tax Income	Bonus Attributable to Personal Goals[1]	Total Cash Bonus
Clyde B. Anderson	$-0-	$11,000[2]	$11,000
Terrance G. Finley	-0-	7,097[3]	7,097
Douglas G. Markham	-0-	17,813[4]	17,813
Brian W. White	-0-	10,828[5]	10,828
Sandra B. Cochran	-0-	-0-[6]	-0-

1 The goals established by the Compensation Committee for fiscal 2009 included: (a) opening of 15 new stores with a total of $18.4 million of budgeted sales – goal was not achieved, (b) return on equity of 24.5% - goal was not achieved, (c) introduce redesigned Internet site with sales increase of 15% run rate - goal was not achieved, (d) development of merchandise strategy with annualized sales totaling $3.0 million – goal was not achieved, (e) achieve shareholder return of 15% - goal was not achieved, (f) achieve expense goal of $121.2 million – exceeded goal by 3%, (g) reduction of retail inventory shrinkage to 1.90% – goal achieved by achieving shrinkage level of 1.85%, (h) complete strategic planning and budget process – goal achieved, (i) section 404 compliance – goal achieved, (j) implement new accounts receivable information system – achieved 66.6% of goal, (k) credit processing and e-purchasing system implementation – achieved 50% of goal, (l) lease and fixed asset audit objectives – 50% of goal achieved, and (m) expense reduction initiatives for operating supplies, credit processing and e-purchasing – 100% of goal achieved.

2 Mr. Anderson’s personal goal categories consisted of: new store openings, return on equity, internet site redesign and performance; implement merchandise strategy, shareholder return, and management of expenses ($11,000 bonus level achieved).

3 Mr. Finley’spersonal goal categories consisted of: new store openings, return on equity, lead and direct effort to reduce inventory shrinkage, strategic design and budget process, and expense reduction initiatives ($7,097 bonus level achieved).

4 Mr. Markham’spersonal goal categories consisted of: new store openings, return on equity, lead and direct effort to reduce inventory shrinkage ($2,813 bonus level achieved), strategic design and budget process ($7,500 bonus level achieved), and expense reduction initiatives ($7,500 bonus level achieved).

5 Mr. White’spersonal goal categories consisted of: internal controls and audit objectives ($2,813 bonus level achieved), accounts receivable management and system implementation ($1,875 bonus level achieved), credit processing and e-purchasing ($2,109 bonus level achieved), retail shrinkage objectives ($2,625 bonus level achieved), and lease and fixed asset objectives ($1,406 bonus level achieved).

6 Ms. Cochran’s personal goal categories consisted of: new store openings, return on equity, internet site redesign and performance; implement merchandise strategy, shareholder return, and management of expenses ($16,500 bonus level achieved). Because Ms. Cochran resigned her position as President and Chief Executive Officer before the incentive bonus eligibility/determination date, she was not eligible to receive an incentive bonus related to fiscal 2009.

At its March 26, 2009 meeting, the Compensation Committee established the cash bonus program for fiscal year 2010. The fiscal 2010 bonus program is substantially consistent with the criteria and targets used for the cash bonus program used in 2009, except that the pre-tax income goal was adjusted to reflect the budget of the Company for fiscal year 2010, and the personal goals and personal goal targets were also adjusted to reflect the goals of the Company for fiscal year 2010.

Restricted Stock. Currently the Company only issues restricted stock from the 2005 Incentive Award Plan. During fiscal year 2009, the Company awarded both “Performance Based Shares” of restricted stock and “Career Based Shares” of restricted stock to the named executive officers. The Performance Based Shares are tied to the achievement of the pre-tax earnings performance based objectives used for the cash bonus program that were established for the

12

fiscal year in which the award is made. After the end of the one-year performance period, the Compensation Committee determines the extent to which the preset goals were achieved and approves the issuance of the Performance Based Shares that are earned. The earned Performance Based Shares are restricted and vest over a two-year period following the fiscal year in which they were earned. During the period of restriction, the named executives have full voting and dividend rights with respect to the shares. The performance measures used for the Performance Based Shares are the same as the Company pre-tax earnings performance measurements maintained in connection with the cash bonus program, although the maximum amount of the Performance Based Shares that can be earned is 100% of the authorized number of shares originally awarded. The Career Based Shares are not tied to the achievement of performance objectives, but serve as a retention incentive because they have a multi-year cliff vesting period and therefore require longevity with the Company in order to earn these shares. Career Based Shares granted prior to March 26, 2008, are completely unvested until the last day of the fifth fiscal year after the date of grant. Effective March 26, 2008, Career Based Shares granted in fiscal 2009 are completely unvested until the last day of the third fiscal year after the date of grant. The vesting period for Career Based Shares was shortened to three years based on advice from Mercer Human Resources after comparing the Company’s restricted stock program to the programs of the peer group of companies analyzed by Mercer Human Resources.

During fiscal 2009, awards of Performance Based Shares and Career-Based Shares were made under the 2005 Incentive Award Plan to our named executive officers. The awards were made in restricted stock according to the provisions of the plan. In evaluating the proper annual award of restricted stock, the Committee has historically been advised by an independent compensation consultant that makes recommendations on share award levels based on market data, taking into consideration such things as prior grants of awards, the current market price of the Company’s Common Stock and numbers of outstanding unvested awards. Based on the recommendations of Mercer Human Resources and target levels of long-term compensation for each of the named executive officers, the Compensation Committee established the terms of the regular fiscal 2009 awards of restricted stock that were made on March 26, 2008 (both Performance Based Shares and Career Based Shares). On December 2, 2008, the Compensation Committee approved an additional award of Career Based Shares to each of our named executive officers. This award is to be considered a special retention award, and its primary purpose is to serve as a retention device during this period of challenging economic times in the retail sector and to provide further incentive to the executives to increase stockholder value. Like the Career Based Shares granted on March 26, 2008, the special Career Based Shares granted on December 2, 2008 are completely unvested until the last day of the third fiscal year after the date of grant. See the Summary Compensation Table on page 19and Grants of Plan Based Awards in Fiscal 2009 on page 20 for information on the amounts of restricted stock awards to named executive officers during fiscal 2009. Since the Company did not meet 80% of its pre-tax earnings goal of $27,083,981 during fiscal 2009, the executive officers did not receive a pay-out of the Performance Based Shares of restricted stock awarded to executive officers in March 2008. The Performance Based Share awards, tied to fiscal 2009 performance, forfeited for each of the named executive officers were as follows: Ms. Cochran (40,000 shares), Mr. Anderson (20,000 shares), Mr. Finley (13,500 shares), Mr. Markham (13,500 shares), and Mr. White (1,000 shares).

In addition, on March 19, 2009, the Compensation Committee awarded the following shares of restricted stock to the named executive officers for fiscal 2010.

Name	Career Based Shares	Performance Based Shares(1)
Clyde B. Anderson	50,000	50,000
Terrance G. Finley	20,000	20,000
Douglas G. Markham	20,000	20,000
Brian W. White	12,500	12,500

_________________

(1)	The pay-out of these Performance Based Share awards is subject to the attainment of certain pre-tax earnings goals of the Company for fiscal 2010.

The awards of restricted stock were made on March 19, 2009, which, consistent with past practice, was the date of a regularly scheduled meeting of the Board of Directors of the Company, and the date of the fourth quarter earnings release of the Company.

Executives’ Deferred Compensation Plan. During fiscal 2006, the Board adopted the Books-A-Million, Inc. Executives' Deferred Compensation Plan (the "Executives' Deferred Compensation Plan"). The Executives' Deferred Compensation

13

Plan provides a select group of management or highly compensated employees of the Company and certain of its subsidiaries with the opportunity to defer the receipt of certain cash compensation. Under the Executives' Deferred Compensation Plan, each participant may elect to defer a portion of his or her cash compensation that may otherwise be payable in a calendar year. A participant's compensation deferrals are credited to the participant's bookkeeping account (the "Account") maintained under the Executives' Deferred Compensation Plan. Each participant's account is credited with a deemed rate of interest and/or earnings or losses depending upon the investment performance of the deemed investment option selected by the participant. With certain exceptions, a participant's account will be paid after the earlier of: (1) a fixed payment date, as elected by the participant (if any); or (2) the participant's separation from service with Company or its subsidiaries. Participants may generally elect that payments be made either in a single sum or in installments in the year specified by the participant or upon their separation from service with the Company. Additionally, a participant may elect to receive payment upon a Change of Control, as defined in, and to the extent permitted by, Section 409A of the Internal Revenue Code of 1986, as amended. None of the executive officers had deferred any compensation under this plan as of the date of this Proxy Statement.

Stock Options. In September 1992, the Company adopted a Stock Option Plan, which was amended and restated in March 1998, under which executive officers were eligible to receive stock options. Under the Stock Option Plan, all stock options were awarded at prices no less than the fair market value (the closing sale price of a share) of the Company's Common Stock on the date of grant. In fiscal 2006, the Company discontinued the issuance of any additional options under this plan. No options were granted to any officer during fiscal 2007, 2008 or 2009.

Executive Incentive Plan. During fiscal 1995, the Company adopted the Books-A-Million, Inc. Executive Incentive Plan. The Executive Incentive Plan provides for awards to certain executive officers of cash, shares of restricted stock or both, based on the achievement of specific pre-established performance goals during a three consecutive fiscal year performance period. No awards have been made under the Executive Incentive Plan since fiscal 2006.

Compensation Policies

Elements of Compensation. During fiscal 2009, the Company's executive officers earned compensation comprised of base salary, cash bonus and restricted stock, each as described above.

Mix of Compensation. The Company believes that maintaining a sound leadership team is fundamental to the Company’s success, and having the correct mix of compensation elements furthers this important objective. A combination of base salary plus performance based bonuses allows for stability and growth both personally and professionally and provides motivation and incentive during the near term. Restricted stock further encourages actual ownership of part of the Company and is a powerful motivating tool in aligning employees’ objectives with the Company's objectives. Equity ownership in general, and restricted stock in particular, also makes employees more focused on meeting long term goals and increasing overall stockholder value, as well as encouraging highly valued employees to remain with the Company.

Distribution between long term and currently paid out compensation. Having a balance between short and long term compensation is a fundamental part of the Company’s compensation package. Base salaries and cash bonuses provide for the immediate necessity of attracting and retaining a well qualified staff, with the bonus component rewarding high levels of performance by both the Company and the individual.

The restricted stock program addresses both short and long term objectives of the Company with the intention to reward individuals who are committed to the continued success of the Company. Although restricted stock awards are generally made on the basis of current year Company performance and current employment, the restricted stock awards vest over time such that only those holders who maintain employment with the Company for a period of two to three years recognize a benefit from the awards. Thus, the restricted stock awards are intended in part to provide longer term compensation opportunities that complement other compensation paid in the short term.

Restricted stock encourages our employees to behave like owners and provides a clear link between the interests of the stockholder and the interests of the recipient. As employees have more impact on corporate performance, their main incentive should be profitably growing the Company, which aligns their interest with that of our stockholders. Accordingly, as the executives’ levels of responsibility increase, more of their compensation is provided in the form of restricted stock. This approach ties the executive’s level of responsibility for the Company’s performance to the amount of risk to such executive’s total pay.

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Allocating between cash and non-cash compensation, and among different forms of non-cash compensation. The Company believes that a fair balance between cash and non-cash compensation has been established. The Committee continues to monitor the compensation programs with the assistance of input from outside advisors in order to ensure compliance with the changing landscape of executive pay. Generally, as an executive’s level of responsibilities increases a greater percentage of his or her compensation is tied to Company performance and a greater percentage is therefore subject to the risk tied to the return to the Company’s stockholders.

Award Determination. Base salary, cash bonuses and restricted stock awards are determined once per year, typically in March. Once the Company’s financial statements have been audited by an independent audit firm, the Compensation Committee will determine base salaries, bonuses and awards of restricted stock, as well as the measurement goals for achieving the various awards. The Committee will also determine what portion of the performance-based restricted stock awards which were authorized the previous year have been earned and approve the issuance of those shares of restricted stock as they have been earned.

Compensation Policies and Corporate Performance. Compensation policies are primarily driven by the desire and intent to link the fundamental characteristics of the retail sector to various objectives related to making the Company successful. By taking specific positive traits of successful retail companies into account when reviewing compensation, the Compensation Committee keeps the Company continuously striving for continued success. These goals might include achieving certain earnings per share increases, new store growth, return on assets, return on equity and Sarbanes-Oxley compliance.

The Company maintains a policy seeking reimbursement from the officers and other key management positions of certain bonuses and other incentive-based or equity-based compensation to the extent deemed appropriate by the Compensation Committee and the Board of Directors. In particular, the Company is required by Securities and Exchange Commission rules to seek reimbursement of such compensation for the relevant period if the Company's financial results are required to be restated due to material noncompliance of the Company as a result of misconduct.

Company’s Performance and the Executive’s Individual Performance. Base salary is paid regardless of the individual’s or Company’s performance. However, for employment to be maintained, the executive is expected to maintain certain levels of responsibility, time commitments and performance levels. In addition, executives are unlikely to receive an increase in base salary if they have not demonstrated a commitment to individual and Company performance. Cash bonuses reward individual and Company performance. However, if the Company does not achieve certain minimum performance levels, no bonus will be awarded. For fiscal 2009, executive officers were eligible to receive an annual cash bonus of between 150% and 200% of his or her base salary at the time of the award. Restricted stock to some extent emulates the spirit of the cash bonus program. The “Performance Based Shares” measurements are the same as the Company performance measurements maintained in connection with the cash bonus program. These shares have a two-year vesting period once the shares are earned and issued. The “Career Based Shares” have a three-year cliff vest, and therefore require that the grantee remain an employee with the Company for a set period of time before they are earned. The goals under the performance based bonus plan and performance based restricted stock grants (each established under the 2005 Incentive Award Plan) must be met before the awards are paid or awarded. The Compensation Committee does have authority, however, to make non-performance based awards in its discretion.

Material Changes to Compensation.Material changes in compensation are based on performance (both personal and Company performance), responsibility and time commitment.

Stock Ownership Requirements. Executive officers are required to maintain a certain level of ownership of Company stock as determined by the Compensation Committee.

The Role of Executive Officers in the Compensation Process. Executive officers participate in the compensation process to the extent of developing and presenting ideas and concepts to the Committee, with the assistance of the independent compensation consultant. The independent compensation consultant prepared a report for the Compensation Committee with input from the executive officers. The Compensation Committee has the final authority to determine all components of compensation structure. The Chief Executive Officer does not have any role in determining his or her

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own compensation. Clyde B. Anderson, in his position as Executive Chairman of the Board in fiscal 2009, and Sandra B. Cochran, in her position as President and Chief Executive Officer in fiscal 2009, provided input to the Compensation Committee as to the fiscal 2009 compensation for the Company's other officers. During fiscal 2009, Mr. Anderson and Ms. Cochran provided the Compensation Committee with verbal personal performance evaluations of the other executive officers of the Company and proposed compensation adjustments, including salary increases and incentive compensation opportunities, for such officers to the Compensation Committee for its consideration. Mr. Anderson provided the Compensation Committee with such verbal personal performance evaluations and compensation proposals at the March 2009 meetings of the Compensation Committee. The Compensation Committee is ultimately responsible, however, for determining the compensation of these other executive officers.

Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code provides that a company may not deduct compensation of more than $1,000,000 that is paid to certain executives in a given year, unless certain performance-based conditions are met. The Company believes that compensation paid under its compensation plans should be fully deductible for federal income tax purposes. However, as part of its role, the Compensation Committee continues to review and consider the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code.

Accounting for Stock-Based Compensation. Beginning on January 29, 2006, the Company began accounting for stock-based compensation, including stock options and restricted stock, in accordance with the requirements of FASB Statement 123(R).

COMPENSATION COMMITTEE REPORT

The Compensation Committee, which consists of Messrs. William H. Rogers, Jr. (who served as Chairman throughout fiscal 2009), J. Barry Mason and Ronald G. Bruno, was responsible for establishing salaries, bonuses and other compensation for the Company's executive officers for fiscal 2009, as well as for administering the Company's 2005 Incentive Award Plan and Employee Stock Purchase Plan. Each member of the Compensation Committee is a non-employee director and is independent under NASDAQ listing standards.

The Committee continues to monitor the compensation programs with periodic assistance of input from outside advisors in order to ensure compliance with the changing landscape of executive pay. The Compensation Committee held two meetings during fiscal 2009. The Compensation Committee has reviewed and discussed the Company's CD&A with management; and based upon this review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement.

By the Compensation Committee of the Board of Directors:

Mr. William H. Rogers, Jr. (Chairman)

Dr. J. Barry Mason

Mr. Ronald G. Bruno

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Interlocks. As indicated above, the Compensation Committee of the Board of Directors consists of Messrs. William H. Rogers, Jr., J. Barry Mason and Ronald G. Bruno. None of these directors had interlock relationships during fiscal 2009 with any comparable committee of another company.

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TRANSACTIONS WITH RELATED PERSONS

Procedures for Approval of Related Person Transactions. The Audit Committee pre-approves all related person transactions and approves any changes to existing contracts as well as approving new contracts. At the end of each year, the Audit Committee reviews all related person transactions and determines if the Company is compliant with current contracts. This formal process approves and monitors all transactions with individuals and companies that could be considered related. Related persons are defined by the SEC in Regulation S-K and are further explained in the Company’s Code of Business Conduct and Ethics and in the following paragraph. The Audit Committee, pursuant to its written charter, must review and approve any and all related person transactions that exceed or are expected to exceed the $120,000 threshold requiring disclosure under the rules of the Securities and Exchange Commission. The Audit Committee relies on information provided by its officers and directors in their annual questionnaires, as well as financial information reporting from the Company’s internal accounting department, to identify related person transactions that require consideration. Further, the Company’s Code of Business Conduct and Ethics sets forth certain factors that must be considered in identifying potential conflicts of interest, including outside employment, improper personal benefits, financial interests, loans or other financial transactions, service on boards and committees and actions of family members, and requires that associates disclose to the Company any situations that reasonably would be expected to give rise to a conflict of interest. In addition to these review procedures, the Audit Committee considers all other relevant factors when determining whether to approve a related person transaction, including whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. No director may participate in any discussion or approval of any related person transaction in which he or she is a related person, but that director must provide the Audit Committee with all material information concerning the transaction.

In accordance to the Company’s Code of Business Conduct and Ethics, conflicts of interest are defined by outside employment, improper personal benefits, financial interests, loans or other financial transactions, service on outside Boards and Committees and actions of family members. The Audit Committee has the authority to make waivers of conflicts of interest.

Related Person Transactions. As described below, during fiscal 2009 the Company entered into certain transactions in the ordinary course of business with certain entities affiliated with Messrs. Charles C. Anderson, Sr., Terry C. Anderson, Joel R. Anderson, Harold M. Anderson, Charles C. Anderson, Jr. and Clyde B. Anderson, who own 70% or more of these companies and serve as officers and/or directors of these companies. The Board of Directors of the Company believes that all such transactions were on terms no less favorable to the Company than terms available from unrelated parties. All of the related person transactions described below were reviewed and approved by the Audit Committee in accordance with the Company’s policy.

Significant activities with these related persons are as follows. The Company purchases a substantial portion of its magazines as well as certain of its seasonal music and newspapers from Msolutions, LLC, a subsidiary of Anderson Media Corporation ("Anderson Media"). Purchases in fiscal 2009 totaled $22,673,632. The Company sold books to Anderson Media in fiscal 2009 totaling $1,347,164. The Company purchases certain of its collectibles, gifts and books from Anderson Press, Inc. ("Anderson Press"). During fiscal 2009, purchases from Anderson Press totaled $1,576,978. The Company utilizes Anco Far East Importers, LTD ("Anco Far East”) to assist in purchasing and importing certain gift items. The total cash paid to Anco Far East for fiscal 2009 was $1,863,401, which primarily consisted of the actual cost of product, but also included fees for sourcing and consolidation services. All of the costs other than the sourcing and consolidation services fees, which totaled $130,438 for fiscal 2009, were passed through from other vendors.The Company leases its principal executive offices from a trust established for the benefit of the grandchildren of Charles C. Anderson, Sr. The lease term is month to month. During fiscal 2009, the Company paid rent of $151,257 to the trust under this lease. Anderson & Anderson, LLC ("A&A") leases three buildings to the Company. During fiscal 2009, the Company paid A&A a total of $454,570 under such leases.

The Company, A&A, Anderson Promotional Events, Inc. and Anderson Press co-own two airplanes that are used by the Company in its business. The Company owns a 26% interest in each of these airplanes. Prior to July 1, 2008, the Company held a 49.9% interest in one airplane co-owned by the Company and A&A. In an effort to reduce operating and administrative expenses, on July 1, 2008 the Company entered into a like-kind exchange transaction whereby it transferred 23.9% of its interest in the one airplane in exchange for a 26% interest in another airplane co-owned by A&A, Anderson Promotional Events, Inc., Anderson Press and certain other parties (the “Co-Ownership Group”). The

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value of the airplane interests transferred and received by the Company in this exchange was approximately $1.6 million. No cash traded hands in this exchange. Through June 30, 2008, the Company maintained administrative control and rented the original airplane to other affiliated companies at rates that covered all variable costs and a portion of the fixed costs of operating the airplane. The total amount received from affiliated companies for use of the plane during fiscal 2009 through June 30, 2008 was $486,365. Of that amount, $128,184 was received from Anderson Growth Partners, of which Ms. Cochran and Mr. Clyde Anderson are partners. From July 1, 2008 to January 31, 2009, the Company was billed $407,489 by the Co-Ownership Group, net of return of capital, under the new cost sharing arrangement for the Company’s use of the two airplanes. The expenses the Company now pays for airplane use covers all of the variable costs attributable to the Company’s use and a portion of the fixed costs. In addition, the Company paid amounts to other affiliated companies for the Company’s use of their planes in the amount of $233,379.

The Company subleases certain property to Hibbett Sports, Inc. ("Hibbett"), a sporting goods retailer in the Southeastern United States. The Company's Chairman and Chief Executive Officer, Clyde B. Anderson, was a member of the Board of Directors of Hibbett during fiscal 2009 until his term expired at the annual meeting of Hibbett’s shareholders on June 2, 2008. Additionally, one of our directors, Albert C. Johnson, and one of our executive officers, Terrance G. Finley, have served on the Board of Directors of Hibbett since March 14, 2008. During fiscal 2009, the Company received $208,161 in rent payments from Hibbett.

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EXECUTIVE OFFICER COMPENSATION

This section of the Proxy Statement discloses the compensation awarded, paid to or earned by, each individual who served as the Company's principal executive officer or principal financial officer during fiscal 2009 and the next three most highly compensated executive officers other than the principal executive officer or principal financial officer during fiscal 2009. Sandra B. Cochran resigned as the President and Chief Executive Officer of the Company effective March 11, 2009. Mr. Clyde B. Anderson was appointed to the office of Chief Executive Officer on March 12, 2009.

Based on the compensation reflected in the table below, “Salary” accounted for the following percentages of each named executive officer’s total compensation: 42.2% for Mr. Anderson, 51.7% for Mr. Finley, 51.7% for Mr. Markham, 75.3% for Mr. White and 39.9% for Ms. Cochran.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (4)	Option Awards ($) (5)	Non-Equity Incentive Plan Compensation ($) (6)	All Other Compensation ($)	Total ($)
Clyde B. Anderson Chairman and Chief Executive Officer (Principal Executive Officer)	2009 2008 2007	341,000 335,000 330,000	- - -	386,322 314,246 147,353	- - 86,271	11,000 238,659 280,500	70,088(7) 86,616 17,739	808,410 974,521 861,863
Terrance G. Finley President of Merchandising Group	2009 2008 2007	315,000 305,000 290,000	- - -	275,892 245,343 176,019	- - 53,921	7,097 216,974 246,500	10,753(8) 12,045 16,949	608,742 779,362 783,389
Douglas G. Markham Chief Financial Officer and Secretary (Principal Financial Officer) (1)	2009 2008 2007	237,799 230,000 125,415	- - 25,000(2)	195,007 99,060 15,445	- - -	17,813 155,293 107,500	9,659(9) 1,131 457	460,278 485,484 273,817
Brian W. White Interim Chief Financial Officer and Secretary (Principal Financial Officer) (1)	2009	151,346	30,000(3)	8,484	-	10,828	266(10)	200,924
Sandra B. Cochran, Former President and Chief Executive Officer	2009 2008 2007	472,000 455,000 430,000	- - -	701,165 499,802 236,080	- - 107,835	- 378,364 430,000	10,469(11) 17,491 27,151	1,183,634 1,350,657 1,231,066

(1)

Mr. Markham was recalled from the Navy Reserve to active duty beginning on January 4, 2009. As a result of this deployment, Mr. White was appointed Interim Chief Financial Officer and Secretary effective January 4, 2009. Because Mr. White was not a named executive officer of the Company in fiscal 2008 or 2007, this table presents compensation information for Mr. White only for fiscal 2009.

(2)	Mr. Markham joined the Company on July 5, 2006 as the Company’s Principal Financial Officer. The fiscal 2007 bonus amount to Mr. Markham was paid in conjunction with sign on and relocation.

(3)	The fiscal 2009 bonus amount for Mr. White was paid in conjunction with sign on and relocation.

(4)

The amounts included in the “Stock Awards” column represent the compensation cost that was recognized in fiscal 2007, 2008 and 2009 related to non-option stock awards in accordance with Statement of Financial Accounting Standards No. 123R. The valuation assumptions used in determining such amounts are described in Note 5 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2009. Please see “Grants of Plan Based Awards in Fiscal 2008” on the following page for more information regarding stock awards that were granted in fiscal 2009.

The restricted stock granted by the Company in fiscal year 2009 had a value on March 27, 2009 of $377,673 for Mr. Anderson, $214,624 for Mr. Finley, $214,624 for Mr. Markham, $29,766 for Mr. White, and $527,846 for Ms. Cochran. The values of such stock awards are based on the closing sale price of a share of Common Stock reported on the NASDAQ Global Select Market on March 27, 2009, which was $4.55.

(5)

There were no options granted in fiscal 2009 or 2008. The amounts included in the “Option Awards” column represent the compensation cost the Company recognized in fiscal year 2007 related to options granted in prior fiscal years determined in accordance with Statement of Financial Accounting Standards No. 123R.

(6)

Non-Equity Incentive Plan Compensation is composed entirely of performance based cash bonuses earned under the 2005 Incentive Award Plan and are reported in the table with respect to the fiscal year in which they were earned. All goals are predetermined and measurable and are paid at the determination of the Compensation Committee.

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(7)

All Other Compensation for fiscal 2009 includes (i) matching contributions by the Company to the Company's 401(k) savings plan of $3,119 and amounts paid in lieu of 401(k) savings plan match of $5,448 due to limits mandated for highly compensated executives on behalf of Clyde B. Anderson, (ii) life insurance premiums of $900 on behalf of Clyde B. Anderson and (iii) transportation related benefits, which consist of personal use of Company owned and Company chartered aircraft for fiscal 2009. The estimated aggregate incremental cost to the Company for fiscal 2009 for personal use of Company aircraft by Clyde B. Anderson was $60,621. The estimated aggregate incremental cost to the Company includes the actual cost paid by the Company for chartered aircraft and an estimate of the incremental cost to the Company of personal use of the Company owned aircraft based on the average variable operating costs to the Company. Variable operating costs include fuel, maintenance, weather-monitoring, on-board catering, landing/ramp fees and other miscellaneous variable costs.

(8)

All Other Compensation for fiscal 2009 includes (i) matching contributions by the Company to the Company's 401(k) savings plan of $5,366 and amounts paid in lieu of 401(k) savings plan match of $3,030 due to limits mandated for highly compensated executives on behalf of Terrance G. Finley and (ii) life insurance premiums of $2,357 on behalf of Terrance G. Finley.

(9)

All Other Compensation for fiscal 2009 includes (i) matching contributions by the Company to the Company's 401(k) savings plan of $5,104 and amounts paid in lieu of 401(k) savings plan match of $3,504 due to limits mandated for highly compensated executives on behalf of Douglas G. Markham and (ii) life insurance premiums of $1,051 on behalf of Douglas G. Markham.

(10)	All Other Compensation for fiscal 2009 includes life insurance premiums of $266 on behalf of Brian W. White.

(11)

All Other Compensation for fiscal 2009 includes (i) matching contributions by the Company to the Company's 401(k) savings plan of $2,913 and amounts paid in lieu of 401(k) savings plan match of $5,722 due to limits mandated for highly compensated executives (as defined by Section 401(k) of the Internal Revenue Code) on behalf of Sandra B. Cochran, and (ii) life insurance premiums of $1,834 on behalf of Sandra B. Cochran.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2009

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($) (2)	March 27, 2009 Market Value ($) (3)
		Threshold ($)	Target ($)	Maximum ($)
Clyde B. Anderson	March 26, 2008	115,940	260,865	289,850	13,005 (4)	183,891	59,173
	March 26, 2008				20,000 (5)	282,800	91,000
	December 2, 2008				50,000 (6)	107,500	227,500
Terrance G. Finley	March 26, 2008	107,100	240,975	267,750	8,670 (4)	122,594	39,449
	March 26, 2008				13,500 (5)	190,890	61,425
	December 2, 2008				25,000 (6)	53,750	113,750
Douglas G. Markham	March 26, 2008	75,000	168,750	187,500	8,670 (4)	122,954	39,449
	March 26, 2008				13,500 (5)	190,890	61,425
	December 2, 2008				25,000 (6)	53,750	113,750
Brian W. White	March 26, 2008	30,000	67,500	75,000	542 (4)	7,442	2,466
	March 26, 2008				1,000 (5)	14,140	4,550
	December 2, 2008				5,000 (6)	10,750	22,750
Sandra B. Cochran	March 26, 2008	188,800	424,800	472,000	26,010 (4)	367,781	118,346
	March 26, 2008				40,000 (5)	565,600	182,000
	December 2, 2008				50,000 (6)	107,500	227,500

(1)

Cash bonuses generally are paid pursuant to a program and goals established at the beginning of a fiscal year in connection with the preparation of the Company's annual operating budget for such year. Under this bonus program, an executive officer is eligible to receive a bonus upon the Company achieving certain pre-tax income goals and the executive officer accomplishing certain individual performance goals related to his or her job functions.

(2)

The amounts set forth in the “Grant Date Fair Value of Stock Awards” column represent the full grant date fair value of our restricted stock awards as determined in accordance with Financial Accounting Standards No. 123R. The valuation assumptions used in determining such amounts are described in Note 5 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2009.

(3)	Based on the closing sales price on the NASDAQ Global Select Market on such date of $4.55.

(4)

Represents “Performance Based Shares” of restricted stock issued on March 26, 2008 upon a determination by the Compensation Committee of the satisfaction of performance objectives for the 2008 fiscal year to which the award relates. Such shares vest and all applicable restrictions lapse (i) with respect to 50% of the shares, on January 30, 2009, and (ii) with respect to the remaining 50% of the shares, on January 29, 2010, provided in each case that the executive remains continuously employed in active service by the Company through such date. The executives have all of the rights of a stockholder with respect to earned Performance Based Shares, including the right to vote the shares and to receive all dividends or other distributions paid or made with respect to the shares subject to the award. The amount of shares of Performance Based restricted stock for each executive officer represents 86.7% of the total possible Performance Based Share awards granted in March 2008 which were paid out based on a pre-established pre-tax earnings goal target of $28,331,265.

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(5)

Represents discretionary “Career Based Shares” of restricted stock awarded by the Compensation Committee to executive officers on March 26, 2008. These Career Based Shares vest on January 28, 2011, provided that the executive remains continuously employed in active service by the Company through such date. The executives have all the rights of a stockholder with respect to shares subject to the award, including the right to vote the shares and to receive all dividends or other distributions paid or made with respect to the shares subject to the award.

(6)

Represents discretionary, special grant of “Career Based Shares” of restricted stock awarded by the Compensation Committee to executive officers on December 2, 2008. These Career Based Shares vest on January 28, 2011, provided that the executive remains continuously employed in active service by the Company through such date. The executives have all the rights of a stockholder with respect to shares subject to the award, including the right to vote the shares and to receive all dividends or other distributions paid or made with respect to the shares subject to the award.

OUTSTANDING EQUITY AWARDS AT FISCAL 2009 YEAR-END

The following table presents information regarding unvested restricted stock awards for each of the named executive officers under the Company’s 2005 Incentive Award Plan and 1995 Executive Incentive Plan as of the end of the 2009 fiscal year, including the number of shares of Common Stock and the market value of such shares as of January 31, 2009. The table reflects the values of such awards based on the closing sale price of a share of Common Stock reported on the NASDAQ Global Select Market on January 30, 2009 (the last trading day prior to the end of the Company's fiscal year), which was $2.34.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Clyde B. Anderson	114,503	267,937
Terrance G. Finley	69,335	162,244
Douglas G. Markham	60,335	141,184
Brian W. White	7,021	16,429
Sandra B. Cochran (2)	173,005	404,832

_______________________

(1)

For Mr. Anderson, represents 6,503 Performance Based Shares and 108,000 Career Based Shares awarded under the 2005 Incentive Award Plan. For Mr. Finley, represents 4,335 Performance Based Shares and 65,000 Career Based Shares awarded under the 2005 Incentive Award Plan. For Mr. Markham, represents 4,335 Performance Based Shares and 56,000 Career Based Shares awarded under the 2005 Incentive Award Plan. For Mr. White, represents 271 Performance Based Shares and 6,750 Career Based Shares awarded under the 2005 Incentive Award Plan. For Ms. Cochran, represents 13,500 Performance Based Shares and 160,000 Career Based Shares awarded under the 2005 Incentive Award Plan.

(2)	Ms. Cochran resigned from her positions as President and Chief Executive Officer of the Company on March 11, 2009, and forfeited her rights to these restricted shares.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2009

The following table shows the amounts received upon exercise of options and the vesting of restricted stock during fiscal year 2009. The table reflects the values of stock awards based on the closing sale price of a share of Common Stock reported on the NASDAQ Global Select Market on January 30, 2009 (the last trading day prior to the vesting date, which was $2.34.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Clyde B. Anderson	—	—	26,708	62,497
Terrance G. Finley	—	—	22,041	51,576
Douglas G. Markham	—	—	8,085	18,919
Brian W. White	—	—	271	634
Sandra B. Cochran	—	—	40,711	95,264

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As described in the Compensation, Discussion and Analysis, the Company’s named executive officers do not have employment or change-in-control agreements with the Company. The information below describes and quantifies the compensation that would have accrued to the named executive officers under the Company’s 2005 Incentive Award Plan upon a change-in-control of the Company on January 31, 2009. However, the actual benefit to a named executive officer under this plan can only be determined at the time of the change-in-control event.

The Restricted Stock Agreements with executive officers that document the grants of restricted stock awards under the 2005 Incentive Award Plan provide that all of the shares of restricted stock not previously vested may, in the sole and absolute discretion of the Compensation Committee, become vested in the event of a change-in-control of the Company. Pursuant to the 2005 Incentive Award Plan, a “change-in-control” generally consists of one of the following events:

          (1)          a transaction (other than an offering of the Company’s common stock to the general public through a registration statement filed with the Securities and Exchange Commission) resulting in the acquisition of 50% or more of the Company’s voting securities, other than an acquisition by the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a person that, prior to such transaction, directly or indirectly controls, is controlled by or is under common control with the Company;

          (2)          when, during any two-year period, the members of the Company’s Board of Directors at the beginning of the period (along with any new director whose election or nomination is approved by at least two-thirds of the directors who either were directors at the beginning of the period or who were so approved) cease to constitute a majority of the Board;

          (3)          the consummation by the Company of (i) a merger, consolidation, reorganization or business combination, (ii) a sale or other disposition of all or substantially all of the Company’s assets or (iii) the acquisition of assets or stock of another entity, unless the outstanding shares of the Company immediately prior to the transaction continue to represent more than 50% of the combined voting stock of the Company or its successor immediately following the transaction or after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the successor entity; or

(4)	the Company’s stockholders approve a plan of liquidation or dissolution of the Company.

The Compensation Committee has full and final authority to determine whether a change-in-control has occurred pursuant to the definition of that term in the 2005 Incentive Award Plan and the date of the occurrence of the change-in-control event.

The table below sets forth the intrinsic value of the shares of restricted stock under the 2005 Incentive Award Plan that could have vested in the event that a change-in-control of the Company occurred on January 31, 2009. This table assumes that the Compensation Committee would have exercised its discretion under the 2005 Incentive Award Plan and approved an acceleration of vesting of all of the shares of restricted stock upon such a termination. The intrinsic value is calculated by multiplying the number of shares that would have vested by the fair market value of the Company’s common stock on January 31, 2009.

Name of Executive Officer	Amount that Would Have Been Realized Due to the Acceleration of Vesting of Restricted Stock in the Event of a Change-in-Control of the Company

Clyde B. Anderson	$267,937
Terrance G. Finley	162,244
Douglas G. Markham	141,184
Brian W. White	16,429
Sandra B. Cochran	404,832

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DIRECTOR COMPENSATION

The following table presents the total compensation of the Company’s non-employee directors for fiscal 2009. The amounts included in the “Stock Awards” column represent the compensation cost that was recognized in fiscal 2009 related to non-option stock awards determined in accordance with FAS 123R. The valuation assumptions used in determining such amounts are described in Note 5 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2009.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Terrance Anderson	34,000	24,425	58,425
Ronald Bruno	38,000	24,425	62,425
Albert C. Johnson	50,500	24,425	74,925
J. Barry Mason	46,000	24,425	70,425
William Rogers	47,500	24,425	71,925

________________________

(1)  Represents annual award of 2,500 shares of restricted stock for each director granted on March 26, 2008. As of March 27, 2009, 2,500 shares of the Company’s common stock had a value of $11,375, based on the closing sale price of the Company’s Common Stock on the NASDAQ Global Select Market on March 27, 2009 of $4.55 per share.

Compensation of Directors. The Board utilized the services of Mercer Human Resources of Atlanta, Georgia, an outside human resources consulting firm to periodically analyze the compensation of non-employee directors at various peer companies as compared with the compensation of the Directors. Directors who are not employees of the Company ("Non-Employee Directors") receive an annual retainer fee of $25,000 and an attendance fee of $1,000 for each Board, Compensation Committee and Nominating and Corporate Governance Committee meeting attended, as well as reimbursement of all out-of-pocket expenses incurred in attending all such meetings. Audit Committee members receive $2,000 per meeting as well as reimbursement of all out-of-pocket expenses incurred in attending such meetings. Additionally, the Chairman of the Audit Committee receives an additional annual retainer fee of $7,500, and the Chairman of the Compensation Committee receives an additional annual retainer fee of $2,500.

In addition, the Company's Non-Employee Directors are eligible to receive formula grants of restricted stock under the Company's Outside Director Restricted Stock Plan, established pursuant to the Company’s 2005 Incentive Award Plan. Under the Company's Outside Director Restricted Stock Plan, each Non-Employee Director is, on the first day he serves as a director, granted an “Initial Award” of 3,750 shares of Common Stock from the Company on such date. These shares vest in three equal installments on the first, second and third anniversaries of the effective date of the initial award. Further, each such director who is serving as a director on the date of the year-end Compensation Committee meeting (historically held in March) and who has served as a director for more than eleven consecutive months is granted a “Continuing Award” of 2,500 shares of Common Stock from the Company on such date. These shares vest in three equal installments on the first, second and third anniversaries of the effective date of the initial award. Any award which is not vested upon such Non-Employee Director’s termination as a director is thereupon forfeited immediately and without any further action by the Company.

Director's Deferred Compensation Plan. During fiscal 2006, the Board adopted the Books-A-Million, Inc. Directors' Deferred Compensation Plan. The Directors' Deferred Compensation Plan provides the Non-Employee Directors with the opportunity to defer the receipt of certain amounts payable for serving as a member of the Board. A non-employee director's fee deferrals are credited to the non-employee director's bookkeeping account (the "Account") maintained under the Directors' Deferred Compensation Plan. Each participating non-employee director's account is credited with a deemed rate of interest and/or earnings or losses depending upon the investment performance of the deemed investment option selected by the participant.

With certain exceptions, a participating non-employee director's account will be paid after the earlier of: (1) a fixed payment date, as elected by the participating non-employee director (if any); or (2) the participating non-employee director's separation from service on the Board. The participating non-employee director may generally elect that payments be made in a single sum or installments in the year specified by the participating non-employee director or upon the non-employee director's separation from service on the Board. Additionally, a participating non-employee

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director may elect to receive payment upon a Change of Control, as defined in, and to the extent permitted by, Section 409A of the Internal Revenue Code of 1986, as amended. No directors have elected to defer compensation at this time.

Stock Ownership Requirements. Directors are required to maintain a certain level of ownership of Company stock as determined by the Compensation Committee. The current level of required stock ownership is 12,500.

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the direction of the Audit Committee, the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm (“independent auditor”) for the fiscal year ending January 30, 2010, is being presented to the stockholders for approval at the Annual Meeting. Although stockholder ratification is not required by our by-laws or otherwise, the Board is submitting the selection of Grant Thornton LLP to our stockholders for ratification as a matter of good corporate practice. If the appointment of Grant Thornton LLP as the independent auditor is not ratified, the Audit Committee will reconsider its appointment of the independent auditor.

General. The Audit Committee of the Board of Directors has selected Grant Thornton LLP to serve as the Company's independent auditor for the Company’s 2010 fiscal year ending on January 30, 2010. Grant Thornton LLP has been engaged by the Company since April 29, 2005, and has audited the financial statements of the Company for its 2009, 2008 and 2007 fiscal years. Representatives of Grant Thornton LLP are expected to be present at the annual meeting. They will be provided an opportunity to make a statement if they desire to do so and they will be available to respond to appropriate questions.

Auditor Fees and Services. The following table shows the fees paid or accrued, including out-of-pocket expenses, by the Company for the audit and other services provided by Grant Thornton LLP for fiscal years 2009 and 2008:

Fees	Fiscal 2009	Fiscal 2008
Audit fees (1)	$861,104	$1,019,200
Audit-related fees	-0-	-0-
Tax fees (2)	18,083	26,880
All other fees (3)	108,623	-0-
Total	$987,810	$1,046,080

(1) Audit fees represent fees for professional services provided in connection with the audit of the Company's annual consolidated financial statements and internal control over financial reporting, review of quarterly consolidated financial statements and audit services provided in connection with other statutory or regulatory filings.

(2) Tax fees principally included tax compliance fees and tax advice and planning fees.

(3) All other fees relate to advisory services for the review of the Company’s vendor purchasing and procurement program. Such services were pre-approved by the Audit Committee.

Pre-Approval Policies and Procedures; Non-Audit Services. The Audit Committee pre-approves all audit-related and non-audit services not prohibited by law to be performed by the Company's independent auditors. The Audit Committee has considered whether the provision of non-audit services by the Company's independent auditor is compatible with maintaining the independent auditor’s independence and believes that the provision of such services is compatible.

Vote Required; Board Recommendation. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Grant Thornton LLP as the independent auditor. Unless instructed to the contrary, the shares represented by the proxies will be voted to approve the ratification of the appointment of Grant Thornton LLP as the independent auditor.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE

IN FAVOR OF PROPOSAL 2.

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OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

SOLICITATION OF PROXIES

The cost of the solicitation of proxies on behalf of the Company will be borne by the Company. In addition, directors, officers and other employees of the Company may, without additional compensation except reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. The Company will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending the Company's proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Any proposal that a stockholder may desire to have included in the Company's proxy material for presentation at the 2010 Annual Meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by the Company at its executive offices at 402 Industrial Lane, Birmingham, Alabama 35211, Attention: Mr. Clyde B. Anderson, on or prior to December 25, 2009. A stockholder must notify the Company before March 10, 2010 of a proposal for the 2010 Annual Meeting which the stockholder intends to present other than by inclusion in our proxy material. Any such proposal received after March 10, 2010 will be considered untimely for purposes of the 2010 Annual Meeting, and proxies delivered for the 2010 annual meeting will confer discretionary authority to vote on any such matters.

ANNUAL REPORT

The Company's Annual Report to Stockholders for fiscal 2009 is being mailed to the Company's stockholders with this Proxy Statement.

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BOOKS-A-MILLION, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 21, 2009

10:00 a.m.

402 Industrial Lane

Birmingham, Alabama 35211

BOOKS-A-MILLION, INC.	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 21, 2009.

The undersigned stockholder(s) of Books-A-Million, Inc., a Delaware corporation (the “Company”), hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 24, 2009, and hereby appoints Clyde B. Anderson and Brian W. White, or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2009 Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. on Thursday, May 21, 2009 at the corporate offices of the Company located at 402 Industrial Lane, Birmingham, Alabama 35211and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

This Proxy, when properly executed, will be voted in accordance with the directions given by the undersigned stockholder(s). If no direction is made, it will be voted FOR Proposals 1 and 2 and as the proxies deem advisable on such other matters which may properly come before the meeting.

See reverse for voting instructions.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. To elect the nominees listed below to serve as a director of the Company for a three-year term expiring in 2012:
01 Clyde B. Anderson 02 Ronald G. Bruno	[ ] Vote FOR all of the nominees listed (except as marked)	[ ] WITHHOLD authority to vote for all of the nominees listed

                                                                                                    (Instructions: To withhold authority for any indicated nominee,

                                                                                                    write the number(s) of the nominee(s) in the box provided to the right.)

2. To ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm.	[ ] FOR [ ]AGAINST [ ] ABSTAIN

3. In their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment(s) thereof.

Address Change? Mark Box [ ] Indicate changes below:	Date ____________________________________________, 2009

                                                                                                      Signature(s) in Box

                                                                                                      NOTE: Please sign exactly as name appears hereon. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating his or her title.

                                                                                                     Trustees, guardians, executors and administrators should sign in their official capacity,

                                                                                                     giving their full title as each. If a partnership, please sign in the partnership name by an authorized person.

You can view the Proxy Statement and Annual Report

on the Internet at http://www.booksamillioninc.com/report.